Exhibit 99.1

Eastman Announces Pricing of $500 Million 5.000% Notes due 2029

KINGSPORT, Tenn., July 29, 2024 - Eastman Chemical Company (“Eastman”) (NYSE: EMN) today announced the pricing of its public offering of $500 million aggregate principal amount of 5.000% notes due 2029 (the “Notes”). BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC are serving as active joint book-running managers for the offering. Barclays Capital Inc., BNP Paribas Securities Corp., Truist Securities, Inc. and Wells Fargo Securities, LLC are serving as passive joint book-running managers for the offering. The offering of the Notes is expected to be completed on August 1, 2024, subject to customary closing conditions.

Eastman intends to use a portion of the net proceeds from the sale of the Notes to complete the previously announced cash tender offer (the “Tender Offer”) to purchase up to an aggregate principal amount of $250 million of its outstanding 3.800% Notes due 2025 and to pay any related fees and expenses in connection with the Tender Offer. The Tender Offer will expire on August 26, 2024, unless extended or earlier terminated by Eastman. Any proceeds not used for the foregoing will be used for general corporate purposes, which may include working capital, capital expenditures, the repayment of other indebtedness outstanding from time to time, and other matters in connection with the implementation of its strategic initiatives.

The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-280083) filed by Eastman with the Securities and Exchange Commission (“SEC”) on June 10, 2024 and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and an issuer free writing prospectus have been filed, and a prospectus supplement relating to the offering of the Notes will be filed, with the SEC, to which this communication relates. Prospective investors should read the issuer free writing prospectus, preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents Eastman has filed with the SEC for more complete information about Eastman and the offering. These documents are available at no charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the prospectus and the prospectus supplement may be obtained by contacting BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC at 1-866-271-7403 and Morgan Stanley & Co. LLC at 1-866-718-1649.

This communication is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. The offering of these securities will be made only by means of the applicable prospectus supplement and the related prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the applicable free writing prospectus or prospectus supplement.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Eastman’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. Eastman had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA.

Forward-Looking Statements

This news release contains forward-looking statements that are based on current expectations and beliefs of Eastman. All statements other than statements of historical fact, are statements that could be deemed forward-looking statements, including the timing and completion of the offering of the Notes and the intended use of proceeds therefrom. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in Eastman’s filings with the SEC, including in Eastman’s Annual Report on Form 10-K for the year ended December 31, 2023. These statements are based on Eastman’s current beliefs and expectations and speak only as of the date of this release. Eastman does not undertake any obligation to publicly update any forward-looking statements.

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Contacts

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com